Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS THIRD QUARTER 2019 RESULTS
Summary of Third Quarter 2019 Financial Results (in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change

Operating Revenues	$2,792	$2,890	(3.4)%	$7,990	$7,158	11.6%
Income from operations	$682	$568	20.1%	$1,484	$657	125.9%
Cash provided by operating activities	$912	$817	11.6%	$1,431	$873	63.9%
Net Income[1]	$485	$272	78.3%	$926	$26	NM
Commodity Margin[2]	$1,127	$974	15.7%	$2,658	$2,280	16.6%
Adjusted Unlevered Free Cash Flow[2]	$767	$676	13.5%	$1,546	$1,248	23.9%
Adjusted Free Cash Flow[2]	$614	$509	20.6%	$1,081	$749	44.3%
________

[1]	Reported as Net Income attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.
NM – Not meaningful
(HOUSTON, Texas) November 8, 2019 - Calpine Corporation today reported Net Income of $485 million for the third quarter of 2019 compared to $272 million in the prior year period. The key drivers of the increase in Net Income were an increase in commodity revenue, net of commodity expense, which largely resulted from higher energy margins in Texas during the third quarter of 2019 compared to the prior year period; the commencement of commercial operations at our York 2 Energy Center in March 2019; and a favorable period-over-period change in our income taxes resulting from the application of intraperiod tax allocation rules to our interim results. These period-over-period increases were partially offset by a decrease in non-cash, mark-to-market earnings on our commodity hedge position for the third quarter of 2019 compared to the prior year period and the sale of our Garrison and RockGen Energy Centers in July 2019. Cash provided by operating activities for the third quarter of 2019 was $912 million compared to $817 million in the prior year period. The period-over-period increase in Cash provided by operating activities was primarily due to an increase in commodity revenue, net of commodity expense.

Net Income for the first nine months of 2019 was $926 million compared to $26 million in the prior year period. The key drivers of the increase in Net Income were a period-over-period increase in commodity revenue, net of commodity expense, which largely resulted from higher energy margins in Texas during the third quarter of 2019 compared to the prior year period; the commencement of commercial operations at our York 2 Energy Center in March 2019; and increased non-cash, mark-to-market earnings on our commodity hedge position for the first nine months of 2019 compared to the prior year period. These period-over-period increases were partially offset by the sale of our Garrison and RockGen Energy Centers in July 2019. Cash provided by operating activities for the first nine months of 2019 was $1,431 million compared to $873 million in the prior year period. The period-over-period increase in Cash provided by operating activities was primarily due to an increase in commodity revenue, net of commodity expense, as previously discussed, as well as a decrease in working capital employed resulting from a period-over-period net decrease in margin posting requirements and a change in environmental products balances.

Calpine Reports Third Quarter 2019 Results
November 8, 2019

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Variance	2019	2018	Variance
West	$393	$356	$37	$908	$782	$126
Texas	369	187	182	704	504	200
East	265	320	(55)	765	729	36
Retail	100	111	(11)	281	265	16
Total	$1,127	$974	$153	$2,658	$2,280	$378

West Region

Third Quarter: Commodity Margin in our West segment increased by $37 million in the third quarter of 2019 compared to the prior year period. Primary drivers were:

+	higher contribution from hedging activities and

+	higher resource adequacy revenues, partially offset by

–	lower revenue from reliability must run contracts.

Year-to-Date: Commodity Margin in our West segment increased by $126 million in the first nine months of 2019 compared to the prior year period. Primary drivers were:

+	higher contribution from hedging activities and

+	higher resource adequacy revenues, partially offset by

–	lower revenue from reliability must run contracts.

Texas Region

Third Quarter:  Commodity Margin in our Texas segment increased by $182 million in the third quarter of 2019 compared to the prior year period, primarily due to higher market spark spreads during August and September 2019.

Year-to-Date: Commodity Margin in our Texas segment increased by $200 million in the first nine months of 2019 compared to the prior year period. Primary drivers were:

+	higher market spark spreads during August and September 2019, partially offset by

–	higher revenue in the first quarter of 2018 associated with the sale of environmental credits with no similar activity in the current year period.

East Region

Third Quarter:  Commodity Margin in our East segment decreased by $55 million in the third quarter of 2019 compared to the prior year period. Primary drivers were:

–	lower regulatory capacity revenue in PJM and ISO-NE and

–	the sale of our Garrison and RockGen Energy Centers in July 2019, partially offset by

+	the commencement of commercial operations at our York 2 Energy Center in March 2019.

Year-to-Date: Commodity Margin in our East segment increased by $36 million in the first nine months of 2019 compared to the prior year period. Primary drivers were:

+	higher contribution from hedging activities,

+	higher regulatory capacity revenue in PJM and ISO-NE during the first half of 2019, and

+	the commencement of commercial operations at our York 2 Energy Center in March 2019, partially offset by

–	lower regulatory capacity revenue in PJM and ISO-NE during the third quarter of 2019,

–	lower market spark spreads,

Calpine Reports Third Quarter 2019 Results
November 8, 2019

–	the sale of our Garrison and RockGen Energy Centers, and

–	a gain associated with the cancellation of a PPA recorded during the first quarter of 2018 with no similar activity in the current year period.

Retail

Third Quarter:  Commodity Margin in our Retail segment decreased by $11 million in the third quarter of 2019 compared to the prior year period, primarily driven by decreased contribution from gas supply hedging activity during the third quarter of 2019 compared to the prior year period.

Year-to-Date:  Commodity Margin in our Retail segment increased by $16 million in the first nine months of 2019 compared to the prior year period, primarily driven by increased sales revenue activity.

Calpine Reports Third Quarter 2019 Results
November 8, 2019

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	September 30, 2019	December 31, 2018
Cash and cash equivalents, corporate(1)	$706	$141
Cash and cash equivalents, non-corporate	86	64
Total cash and cash equivalents	792	205
Restricted cash	407	201
Corporate Revolving Facility availability(2)	1,394	966
CDHI revolving facility availability(3)	45	49
Other facilities availability(4)	4	7
Total current liquidity availability(5)	$2,642	$1,428
____________

(1)	Our ability to use corporate cash and cash equivalents is unrestricted.

(2)
Our ability to use availability under our Corporate Revolving Facility is unrestricted. On April 5, 2019, we amended our Corporate Revolving Facility to increase the capacity by approximately $330 million from $1.69 billion to approximately $2.02 billion. On August 12, 2019, we amended our Corporate Revolving Facility to extend the maturity of $150 million in revolving commitments from June 27, 2020 to March 8, 2023, and to reduce the commitments outstanding by $20 million to approximately $2.0 billion. The entire Corporate Revolving Facility now matures on March 8, 2023.

(3)
Our CDHI revolving facility is restricted to support certain obligations under PPAs and power transmission and natural gas transportation agreements as well as fund the construction of our Washington Parish Energy Center. Pursuant to the terms and conditions of the CDHI credit agreement, the capacity under the CDHI revolving facility was reduced to $125 million on June 28, 2019. The decrease in capacity did not have a material effect on our liquidity as alternative sources of liquidity are available.

(4)	We have three unsecured letter of credit facilities with two third-party financial institutions totaling approximately $300 million at September 30, 2019.

(5)	Includes $125 million and $52 million of margin deposits posted with us by our counterparties at September 30, 2019 and December 31, 2018, respectively.

Liquidity was approximately $2.6 billion as of September 30, 2019. Cash, cash equivalents and restricted cash increased by $793 million during the first nine months of 2019, largely due to cash provided by operating activities and the proceeds from the sale of our Garrison and RockGen Energy Centers, partially offset by the payment of a dividend to our parent and capital expenditures on construction and growth projects.

Table 3: Cash Flow Activities (in millions)

	Nine Months Ended September 30,
	2019	2018
Beginning cash, cash equivalents and restricted cash	$406	$443
Net cash provided by (used in):
Operating activities	1,431	873
Investing activities	(137)	(313)
Financing activities	(501)	(240)
Net increase in cash, cash equivalents and restricted cash	793	320
Ending cash, cash equivalents and restricted cash	$1,199	$763

Cash provided by operating activities for the nine months ended September 30, 2019 was $1,431 million compared to $873 million in the prior year period. The period-over-period increase was primarily due to higher income from operations, adjusted for non-cash items, that resulted largely from an increase in Commodity Margin, as previously discussed, and from a decrease in operating and maintenance expense, general and other administrative expense, and other operating expenses driven primarily by merger-related costs incurred in the first quarter of 2018 that did not recur in the current year period. In addition, Cash provided by operating activities also increased as a result of a decrease in working capital employed resulting from a period-over-period net decrease in margin posting requirements as well as a change in environmental products balances.

Cash used in investing activities was $137 million during the nine months ended September 30, 2019 compared to $313 million in the prior year period. The decrease primarily related to the receipt of proceeds from the sale of our

Calpine Reports Third Quarter 2019 Results
November 8, 2019

Garrison and RockGen Energy Centers during the third quarter of 2019 partially offset by an increase in capitalized maintenance activity in the first nine months of 2019.
Cash used in financing activities was $501 million during the nine months ended September 30, 2019, primarily related to the payment of a dividend to our parent, CPN Management, LP, as well as the net repayment of debt.
Portfolio Management
On July 10, 2019, we, through our indirect, wholly owned subsidiaries Calpine Holdings, LLC and Calpine Northbrook Project Holdings, LLC, completed the sale of 100% of our ownership interests in Garrison Energy Center LLC (“Garrison”) and RockGen Energy LLC (“RockGen”) to Cobalt Power, L.L.C. for approximately $360 million, subject to certain immaterial working capital adjustments and the execution of financial commodity contracts. Upon closing, we recognized a liability of $52 million for the fair value of the financial commodity contracts on our Consolidated Condensed Balance Sheet, and the related proceeds are reflected within the financing section on our Consolidated Condensed Statement of Cash Flows. Garrison owns the Garrison Energy Center, a 309 MW natural gas-fired, combined-cycle power plant located in Dover, Delaware, and RockGen owns the RockGen Energy Center, a 503 MW natural gas-fired, simple-cycle power plant located in Christiana, Wisconsin. We recorded an immaterial gain on the sale during the third quarter of 2019 and an impairment loss of $55 million during the nine months ended September 30, 2019, to adjust the carrying value of the assets to reflect fair value less cost to sell.
Capital Allocation
On July 18, 2019, our board of directors approved a special cash dividend of $400 million to be paid to our parent, CPN Management, LP, which was funded with the proceeds from the sale of the Garrison and RockGen Energy Centers, along with cash on hand, and was paid on July 18, 2019.
Balance Sheet Management
During the first nine months of 2019, we repurchased $48 million in aggregate principal amount of our Senior Unsecured Notes for $44 million. In connection with the repurchases, we recorded approximately $4 million in gain on extinguishment of debt. Since the fourth quarter of 2018, we have cumulatively repurchased $438 million in aggregate principal amount of our Senior Unsecured Notes for $399 million.
On August 12, 2019, we entered into a $750 million first lien senior secured term loan (“2026 First Lien Term Loan”), which bears interest at LIBOR plus 2.50% per annum (with a 0% LIBOR floor) and matures on August 12, 2026. An aggregate amount equal to 0.25% of the aggregate principal amount of the 2026 First Lien Term Loan is payable at the end of each quarter with the remaining balance payable on the maturity date. We paid an upfront fee of an amount equal to 0.5% of the aggregate principal amount of the 2026 First Lien Term Loan, which is structured as original issue discount, and recorded approximately $11 million in debt issuance costs during the third quarter of 2019 related to the issuance of our 2026 First Lien Term Loan. The 2026 First Lien Term Loan contains substantially similar covenants, qualifications, exceptions and limitations as our First Lien Term Loans and First Lien Notes. We used the proceeds from our 2026 First Lien Term Loan, together with cash on hand, to repay the remaining 2023 First Lien Term Loans with a maturity date in May 2023 and to repay project debt. We recorded approximately $12 million in loss on extinguishment of debt during the third quarter of 2019 associated with the repayment.
On August 12, 2019, we amended our Corporate Revolving Facility to extend the maturity of $150 million in revolving commitments from June 27, 2020 to March 8, 2023, and to reduce the commitments outstanding by $20 million to approximately $2.0 billion. The entire Corporate Revolving Facility now matures on March 8, 2023.

Calpine Reports Third Quarter 2019 Results
November 8, 2019

PG&E Bankruptcy
On January 29, 2019, PG&E and PG&E Corporation each filed voluntary petitions for relief under Chapter 11. We currently have several power plants that provide energy and energy-related products to PG&E under PPAs, many of which have PG&E collateral posting requirements. Since the bankruptcy filing, we have received all material payments under the PPAs, either directly or through the application of collateral. We also currently have numerous other agreements with PG&E related to the operation of our power plants in Northern California, under which PG&E has continued to provide service since its bankruptcy filing. We cannot predict the ultimate outcome of this matter and continue to monitor the bankruptcy proceedings.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets.  Our fleet of 78 power plants in operation or under construction represents nearly 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 23 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about how Calpine is creating power for a sustainable future.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, will be filed with the Securities and Exchange Commission (SEC) and will be available on the SEC’s website at www.sec.gov.

Calpine Reports Third Quarter 2019 Results
November 8, 2019

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and the extent to which we hedge risks;

•
Laws, regulations and market rules in the wholesale and retail markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our First Lien Term Loans, Senior Unsecured Notes, First Lien Notes, Corporate Revolving Facility, CCFC Term Loan and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Extensive competition in our wholesale and retail business, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, lower prices and other incentives offered by retail competitors, and other risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts, wildfires and floods, acts of terrorism or cyber attacks that may affect our power plants or the markets our power plants or retail operations serve and our corporate offices;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our counterparty and customer exposure and credit risk, including our commodity positions or if a significant customer were to seek bankruptcy protection under Chapter 11;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•	Other risks identified in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports Third Quarter 2019 Results
November 8, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions)
Operating revenues:
Commodity revenue	$2,710	$2,845	$7,376	$7,362
Mark-to-market gain (loss)	78	40	601	(220)
Other revenue	4	5	13	16
Operating revenues	2,792	2,890	7,990	7,158
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,620	1,912	4,745	5,128
Mark-to-market (gain) loss	11	(66)	301	(143)
Fuel and purchased energy expense	1,631	1,846	5,046	4,985
Operating and maintenance expense	255	248	739	765
Depreciation and amortization expense	173	179	522	566
General and other administrative expense	39	31	105	122
Other operating expenses	15	23	53	79
Total operating expenses	2,113	2,327	6,465	6,517
Impairment losses	—	—	55	—
(Income) from unconsolidated subsidiaries	(3)	(5)	(14)	(16)
Income from operations	682	568	1,484	657
Interest expense	153	158	459	466
Loss on extinguishment of debt	12	1	11	1
Other (income) expense, net	5	3	33	72
Income before income taxes	512	406	981	118
Income tax expense	21	128	40	78
Net income	491	278	941	40
Net income attributable to the noncontrolling interest	(6)	(6)	(15)	(14)
Net income attributable to Calpine	$485	$272	$926	$26

Calpine Reports Third Quarter 2019 Results
November 8, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2019	2018
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$792	$205
Accounts receivable, net of allowance of $9 and $9	882	1,022
Inventories	571	525
Margin deposits and other prepaid expense	301	315
Restricted cash, current	345	167
Derivative assets, current	144	142
Current assets held for sale	6	—
Other current assets	47	43
Total current assets	3,088	2,419
Property, plant and equipment, net	12,002	12,442
Restricted cash, net of current portion	62	34
Investments in unconsolidated subsidiaries	73	76
Long-term derivative assets	243	160
Goodwill	242	242
Intangible assets, net	359	412
Other assets	449	277
Total assets	$16,518	$16,062
LIABILITIES & STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$748	$958
Accrued interest payable	120	96
Debt, current portion	229	637
Derivative liabilities, current	198	303
Other current liabilities	629	489
Total current liabilities	1,924	2,483
Debt, net of current portion	10,413	10,148
Long-term derivative liabilities	84	140
Other long-term liabilities	556	235
Total liabilities	12,977	13,006

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.001 par value per share; authorized 5,000 shares, 105.2 shares issued and outstanding	—	—
Additional paid-in capital	9,584	9,582
Accumulated deficit	(6,017)	(6,542)
Accumulated other comprehensive loss	(131)	(77)
Total Calpine stockholder’s equity	3,436	2,963
Noncontrolling interest	105	93
Total stockholder’s equity	3,541	3,056
Total liabilities and stockholder’s equity	$16,518	$16,062

Calpine Reports Third Quarter 2019 Results
November 8, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
	(in millions)
Cash flows from operating activities:
Net cash provided by operating activities	$1,431	$873
Cash flows from investing activities:
Purchases of property, plant and equipment	(435)	(314)
Proceeds from sale of power plants	303	10
Other	(5)	(9)
Net cash used in investing activities	(137)	(313)
Cash flows from financing activities:
Borrowings under First Lien Term Loans	1,687	—
Repayment of CCFC Term Loan and First Lien Term Loans	(1,496)	(31)
Repurchases of Senior Unsecured Notes	(44)	—
Borrowings under revolving facilities	280	525
Repayments of revolving facilities	(250)	(525)
Repayments of project financing, notes payable and other	(311)	(89)
Distribution to noncontrolling interest holder	—	(6)
Financing costs	(20)	(12)
Stock repurchases	—	(79)
Shares repurchased for tax withholding on stock-based awards	—	(7)
Dividends paid(1)	(401)	(20)
Other	54	4
Net cash used in financing activities	(501)	(240)
Net increase in cash, cash equivalents and restricted cash	793	320
Cash, cash equivalents and restricted cash, beginning of period	406	443
Cash, cash equivalents and restricted cash, end of period(2)	$1,199	$763

Cash paid during the period for:
Interest, net of amounts capitalized	$402	$401
Income taxes	$8	$10

Supplemental disclosure of non-cash investing and financing activities:
Change in capital expenditures included in accounts payable	$6	$(12)
Plant tax settlement offset in prepaid assets	$(4)	$—
Asset retirement obligation adjustment offset in operating activities	$(10)	$—
____________

(1)
On March 8, 2018, we completed a merger with an affiliate of Energy Capital Partners and a consortium of other investors. Dividends paid during the nine months ended September 30, 2019 and 2018, includes approximately $1 million and $20 million, respectively, in certain merger-related costs incurred by CPN Management, LP, our parent.

(2)	Our cash and cash equivalents, restricted cash, current, and restricted cash, net of current portion, are stated as separate line items on our Consolidated Condensed Balance Sheets.

Calpine Reports Third Quarter 2019 Results
November 8, 2019

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying third quarter 2019 earnings release contains non-GAAP financial measures. Commodity Margin, Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are non-GAAP financial measures that we use as measures of our performance and liquidity. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and liquidity, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Commodity Margin includes revenues recognized on our wholesale and retail power sales activity, electric capacity sales, renewable energy credit sales, steam sales, realized settlements associated with our marketing, hedging, optimization and trading activity less costs from our fuel and purchased energy expenses, commodity transmission and transportation expenses, environmental compliance expenses and ancillary retail expense. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure of profit reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Commodity Margin does not intend to represent income (loss) from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted Free Cash Flow represents cash flows from operating activities including the effects of capitalized maintenance expenditures, adjustments to reflect the Adjusted Free Cash Flow from unconsolidated investments and to exclude the noncontrolling interest and other miscellaneous adjustments such as the effect of changes in working capital. Adjusted Unlevered Free Cash Flow is calculated on the same basis as Adjusted Free Cash Flow but excludes the effect of cash interest, net, and operating lease payments, thus capturing the performance of our business independent of its capital structure. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are presented because we believe they are useful measures of liquidity to assist in comparing financial results from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations and in communications with our board of directors, owners, creditors, analysts and investors concerning our financial results. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are liquidity measures and are not intended to represent cash flows from operations, the most directly comparable U.S. GAAP measure, and are not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports Third Quarter 2019 Results
November 8, 2019

Adjusted Unlevered Free Cash Flow Reconciliation

In the following table, we have reconciled our cash flows from operating activities to our Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow for the three and nine months ended September 30, 2019 and 2018 (in millions).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$912	$817	$1,431	$873
Add:
Capital maintenance expenditures(1)	(74)	(42)	(278)	(236)
Tax differences	3	104	(1)	8
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	(8)	(6)	(14)	(4)
Capitalized corporate interest	(2)	(7)	(10)	(21)
Changes in working capital	(271)	(411)	(105)	14
Amortization of acquired derivative contracts	14	17	22	24
Other(2)	40	37	36	91
Adjusted Free Cash Flow	$614	$509	$1,081	$749
Add:
Cash interest, net(3)	147	161	447	480
Operating lease payments	6	6	18	19
Adjusted Unlevered Free Cash Flow	$767	$676	$1,546	$1,248

Net cash provided by (used in) investing activities	$178	$(79)	$(137)	$(313)
Net cash used in financing activities	$(450)	$(309)	$(501)	$(240)

Supplemental disclosure of cash activities:
Major maintenance expense and capital maintenance expenditures(4)	$100	$65	$368	$321
Cash taxes	$1	$(9)	$8	$1
Other	$—	$—	$1	$1
_________

(1)	Capital maintenance expenditures exclude major construction and development projects.

(2)	Other primarily represents miscellaneous items excluded from Adjusted Free Cash Flow that are included in cash flow from operations.

(3)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(4)
Includes $26 million and $23 million in major maintenance expense for the three months ended September 30, 2019 and 2018, respectively, and $74 million and $42 million in capital maintenance expenditures for the three months ended September 30, 2019 and 2018, respectively. Includes $90 million and $85 million in major maintenance expense for the nine months ended September 30, 2019 and 2018, respectively, and $278 million and $236 million in capital maintenance expenditures for the nine months ended September 30, 2019 and 2018, respectively.

Calpine Reports Third Quarter 2019 Results
November 8, 2019

Commodity Margin Reconciliation

The following tables reconcile income (loss) from operations to Commodity Margin for the three and nine months ended September 30, 2019 and 2018 (in millions):

	Three Months Ended September 30, 2019
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income from operations	$341	$129	$63	$149	$—	$682
Add:
Operating and maintenance expense	82	71	69	41	(8)	255
Depreciation and amortization expense	61	47	51	14	—	173
General and other administrative expense	10	13	12	4	—	39
Other operating expenses	9	2	4	—	—	15
(Income) from unconsolidated subsidiaries	—	—	(3)	—	—	(3)
Less: Mark-to-market commodity activity, net and other(1)	110	(107)	(69)	108	(8)	34
Commodity Margin	$393	$369	$265	$100	$—	$1,127

	Three Months Ended September 30, 2018
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income from operations	$170	$189	$172	$37	$—	$568
Add:
Operating and maintenance expense	85	63	72	36	(8)	248
Depreciation and amortization expense	70	57	39	13	—	179
General and other administrative expense	7	12	7	5	—	31
Other operating expenses	11	3	9	—	—	23
(Income) from unconsolidated subsidiaries	—	—	(5)	—	—	(5)
Less: Mark-to-market commodity activity, net and other(1)	(13)	137	(26)	(20)	(8)	70
Commodity Margin	$356	$187	$320	$111	$—	$974

	Nine Months Ended September 30, 2019
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$644	$488	$359	$(7)	$—	$1,484
Add:
Operating and maintenance expense	247	202	208	108	(26)	739
Depreciation and amortization expense	194	146	142	40	—	522
General and other administrative expense	22	40	31	12	—	105
Other operating expenses	25	5	23	—	—	53
Impairment losses	—	—	55	—	—	55
(Income) from unconsolidated subsidiaries	—	—	(15)	1	—	(14)
Less: Mark-to-market commodity activity, net and other(2)	224	177	38	(127)	(26)	286
Commodity Margin	$908	$704	$765	$281	$—	$2,658

Calpine Reports Third Quarter 2019 Results
November 8, 2019

	Nine Months Ended September 30, 2018
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$239	$(75)	$358	$135	$—	$657
Add:
Operating and maintenance expense	255	208	208	117	(23)	765
Depreciation and amortization expense	204	190	133	39	—	566
General and other administrative expense	28	50	30	14	—	122
Other operating expenses	33	22	24	—	—	79
(Income) from unconsolidated subsidiaries	—	—	(17)	1	—	(16)
Less: Mark-to-market commodity activity, net and other(2)	(23)	(109)	7	41	(23)	(107)
Commodity Margin	$782	$504	$729	$265	$—	$2,280
_________

(1)	Includes $31 million and $30 million of lease levelization and $20 million and $26 million of amortization expense for the three months ended September 30, 2019 and 2018, respectively.

(2)	Includes $(4) million and $(5) million of lease levelization and $59 million and $79 million of amortization expense for the nine months ended September 30, 2019 and 2018, respectively.

Calpine Reports Third Quarter 2019 Results
November 8, 2019

OPERATING PERFORMANCE METRICS
The table below shows the operating performance metrics for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Total MWh generated (in thousands)(1)(2)	32,555	31,022	75,812	73,273
West	8,309	8,590	19,093	17,631
Texas	14,864	14,081	35,577	35,247
East	9,382	8,351	21,142	20,395

Average availability(2)	96.8%	95.5%	88.3%	88.0%
West	98.3%	97.5%	88.3%	87.8%
Texas	95.2%	95.7%	86.2%	89.0%
East	97.1%	93.7%	90.5%	87.1%

Average capacity factor, excluding peakers	63.8%	61.5%	50.4%	48.9%
West	54.1%	55.1%	41.9%	38.1%
Texas	76.0%	72.1%	61.3%	60.8%
East	57.9%	53.1%	44.8%	44.4%

Steam adjusted heat rate (Btu/kWh)(2)	7,358	7,379	7,328	7,366
West	7,372	7,384	7,382	7,366
Texas	7,187	7,186	7,142	7,147
East	7,639	7,710	7,615	7,752
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.